Exhibit 99.1

O D Y N E CORPORATION

For Immediate Release

FOR MORE INFORMATION:

David K. Waldman

Crescendo Communications, LLC

Tel: 866-787-8619

Email: odyne@crescendo-ir.com

ODYNE CORPORATION ACQUIRES TECHNOLOGY INTEGRATION GROUP
IN MERGER TRANSACTION

Merger Coincides with $3.1 Million Private Placement

Hauppauge, New York, October 18, 2006 - Technology Integration Group, Inc. announced today the closing of a $3.1 million private placement and the concurrent merger with Odyne Corporation, a Long Island-based plug-in hybrid electric propulsion system design firm and manufacturer.  The combined company will operate under the name Odyne Corporation and will assume and execute Odyne’s business plan as its sole business.  Odyne’s shares will be initially quoted on the OTC Bulletin Board under the trading symbol “TING.OB.”

Odyne has created innovative hybrid electric vehicle technology which can be applied to Class 6, 7 and 8 vehicle platforms, including medium and heavy-duty trucks, transit and school buses, refuse trucks and utility vehicles.  Odyne’s plug-in hybrid electric drivetrain system can be utilized as an all-electric vehicle, or as a plug-in hybrid electric vehicle (known as PHEV technology), utilizing conventional fuels such as diesel or gasoline, or the “clean” domestic American fuels of natural gas, bio-diesel or propone.

Odyne believes the fuel agnostic and plug-in capability of its systems sets Odyne apart from its competitors, and provides users with an environmentally-friendly vehicle with lower emissions and lower operating costs.  Additionally, the “plug-in” capability allows fleet operators to utilize electrical energy from the “grid,” which is generally produced from domestic fuels and is currently cheaper per mile than conventional fuel, and believed to be more efficient and cleaner.

Odyne Corporation

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Odyne believes market demand for its system will be driven by uncertainties regarding world petroleum reserves, the influence of unstable and unfriendly governments on world oil production, the imperative to attain clean air requirements and reduce greenhouse gas emissions and maximizing the ability to shift from imported fuels to domestic energy sources.

Odyne is led by Roger M. Slotkin, Chief Executive Officer, and Joshua A. Hauser, President and Chief Operating Officer, with a combined 65 years of business experience in technology and finance, along with system designers and company founders Joseph M. Ambrosio, Executive Vice President of Engineering and Chief Technology Officer, and Konstantinos Sfakianos, Executive Vice President of Operations.  The company’s business and growth strategy encompass proprietary battery management technology, unique systems architecture, and a modular/scalable configuration for application to municipal and private fleet transportation needs.

Roger M. Slotkin, Odyne’s Chief Executive Officer, commented, “The private placement and merger transactions are significant to Odyne.  They give us the resources to fill existing orders for the plug-in hybridization of transit buses, refuse trucks and recycling trucks, and enable us to continue to participate in this significant market.”  Mr. Slotkin continued, “Growth for Odyne is a win, not only for a Long Island company, but for the Long Island region, New York State, our country and our environment.  Maintaining the tradition of technology development will bolster economic development in the region, create new jobs and enhance Long Island’s reputation as a high-tech leader.  Our motto is ‘Where technology meets the environment.’”

About the Private Placement Transaction

After the closing of the merger and private placement, Odyne had 22,046,022 shares of Common Stock outstanding, inclusive of 3,033 shares of Series A Convertible Preferred Stock (which are convertible into 4,046,022 shares of Common Stock at any time).  Odyne also had outstanding warrants to purchase 2,546,694 shares of Common Stock, and stock options to purchase 505,000 shares of Common Stock.

The securities sold in the private placement and the merger have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Odyne Corporation

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About Odyne Corporation

Odyne Corporation is a clean technology company that develops and manufactures propulsion systems for advanced Plug-in Hybrid Electric Vehicles for medium and heavy-duty trucks and buses by integrating its proprietary electric power conversion, electric power control and energy storage systems with a range of off-the-shelf components including electric motors and storage batteries. Odyne’s Plug-in Hybrid Electric Vehicle systems are series configuration hybrids that offer customers significant advantages when compared to the more familiar parallel architecture found in hybrid passenger cars. Odyne’s environmentally friendly and cost-effective Plug-in Hybrid Electric Vehicle systems allow vehicles to operate at lower costs and with lower vehicle emissions.

Forward-Looking Statements

This news release contains certain “forward-looking statements,” related to the business of Odyne which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions.  Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, regulatory actions or delays, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  Certain of these risks and uncertainties are or will be described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Odyne is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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